UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 5, 2007
Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

205, 707— 7th Avenue S.W. Calgary, Alberta, Canada	T2P 3H6

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (403) 263-1623
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
     On December 5, 2007, Oilsands Quest Inc. (the “Company”) closed its previously-announced marketed public offering described in more detail in the press release attached hereto as Exhibit 99.1. As a part of that closing, the Company entered entered into a Warrant Indenture with Computershare Trust Company of Canada.
     The Warrant Indenture relates to common share purchase warrants (the “Warrants”) of the Corporation that were issued together with common shares (the “Common Shares”) of the Corporation as a part of the Units sold in the Offering and which may be sold by the Underwriters pursuant to their overallotment option. The Corporation has issued 5,500,000 warrants and may issue up to an additional 825,000 Warrants in the manner set forth in the Warrant Indenture. Each whole Warrant entitles the holder thereof to purchase one of the Company’s Common Share at an exercise price of US$6.75 at any time before December 5, 2009.
     The rights and covenants of the Corporation as well as the rights, duties and obligations of the Trustee are established in the Warrant Indenture. Further, the Warrant holder’s rights, options and obligations are also set forth in the Warrant Indenture.
Item 8.01 Other Events
     On December 5, 2007, Oilsands Quest Inc. (the “Company”) closed its previously-announced marketed public offering. See Item 1.01 above and Exhibit 99.1 attached hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
4.1	Warrant Indenture between Oilsands Quest, Inc. and Computershare Trust Company of Canada dated December 5, 2007.

99.1	Press Release dated December 5, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oilsands Quest Inc. (Registrant)
Date: December 5, 2007	/s/ Karim Hirji
	Name:	Karim Hirji
	Title:	Chief Financial Officer